Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports Second Quarter 2019 Results;  Updates 2019 Outlook

AUSTIN, Texas, August 6, 2019 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the second quarter 2019.

Second Quarter 2019 Highlights

•	Total revenues were $173.7 million for the second quarter 2019, compared to $166.9 million for the second quarter 2018.
•	Net income was $9.9 million for the second quarter 2019, compared to $3.2 million for the second quarter 2018.
•	Net cash provided by operating activities was $99.8 million for the second quarter 2019, compared to $75.5 million for the second quarter 2018.
•	Adjusted EBITDA was $104.7 million for the second quarter 2019, compared to $95.4 million for the second quarter 2018.
•	Distributable Cash Flow was $54.1 million for the second quarter 2019, compared to $51.4 million for the second quarter 2018.
•	Announced cash distribution of $0.525 per common unit for the second quarter 2019, consistent with the second quarter 2018.
•	Distributable Cash Flow Coverage was 1.14x for the second quarter 2019, compared to 1.09x for the second quarter 2018.
•	Cash Coverage was 1.15x for the second quarter 2019, compared to 1.09x for the second quarter 2018.

“The second quarter was another solid quarter for USA Compression, from both an operational and financial standpoint. The stability of our contract compression services business model is reflected in our results and demonstrates the demand driven nature of our business, rather than dependency on cyclical commodity prices,” commented Eric D. Long, USA Compression’s President & Chief Executive Officer. “Utilization remained at very high levels and pricing increased, reflecting the continued strong market for compression services and the infrastructure-based nature of our applications. Further, our efforts to optimize pricing across our entire fleet of large horsepower compression continue, and we saw the impact of those efforts during the quarter.”

He continued, “Our high-quality customer base continues to develop the midstream infrastructure needed in this country to get crude oil and natural gas to the end user. During the quarter, we saw continued demand for our services as a critical part of this build-out. While the broader industry is evolving with ever-changing global market dynamics, the primary driver of our business remains constant: the domestic production of natural gas driven by increasing demand and export volumes. Our capital spending for the year remains on track, with the remainder of 2019 expected to see deliveries of approximately 47,000 horsepower. With an eye to 2020 capital expenditures, we have taken a prudent approach, having placed orders for approximately 48,000 large horsepower for delivery in the first half of next year. As our customers further define their development plans over the next few quarters, we will look to ensure that we have the right equipment to serve their needs without issuing additional equity.  We continue to work to reduce leverage and build coverage as we safely optimize our day to day operations.”

Expansion capital expenditures were $51.0 million, maintenance capital expenditures were $7.9 million and cash interest expense, net was $30.7 million for the second quarter 2019.

On July  18, 2019, the Partnership announced a second quarter cash distribution of $0.525 per common unit, which corresponds to an annualized distribution rate of $2.10 per common unit.  The distribution will be paid on August 9, 2019 to common unitholders of record as of the close of business on July  29, 2019.  For the second quarter of 2019, the Partnership’s Distributable Cash Flow Coverage Ratio was 1.14x and Cash Coverage Ratio was 1.15x.

Operational and Financial Data

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Operational Data
Fleet Horsepower (at period end)	3,657,362	3,619,898	3,559,987
Revenue Generating Horsepower (at period end)	3,259,795	3,293,903	3,156,868
Average Revenue Generating Horsepower	3,270,379	3,280,601	3,137,019
Revenue Generating Compression Units (at period end)	4,518	4,595	4,811
Horsepower Utilization (at period end) (1)	94.5%	94.5%	91.5%
Average Horsepower Utilization (for the period) (1)	94.6%	94.2%	91.5%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$173,675	$170,746	$166,898
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$16.60	$16.45	$15.77
Net income	$9,949	$6,587	$3,197
Operating income	$42,891	$35,528	$28,589
Net cash provided by operating activities	$99,817	$47,769	$75,503
Gross Operating Margin (3)	$117,430	$113,721	$109,365
Gross Operating Margin Percentage	67.6%	66.6%	65.5%
Adjusted EBITDA (3)	$104,708	$101,377	$95,438
Adjusted EBITDA Percentage	60.3%	59.4%	57.2%
Distributable Cash Flow (3)	$54,062	$54,852	$51,422

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

Horsepower utilization based on revenue generating horsepower and fleet horsepower at June 30, 2019, March 31, 2019 and June 30, 2018 was 89.1%,  91.0% and 88.7%, respectively.

Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 89.9%, 90.8% and 88.3% for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, as well as reconciliations of each measure to its most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.

Liquidity and Long-Term Debt

As of June 30, 2019,  the Partnership was in compliance with all covenants under its $1.6 billion revolving credit facility. As of June  30, 2019,  the Partnership had outstanding borrowings under the revolving credit facility of $363.4 million, $1.2 billion of borrowing base availability and, subject to compliance with the applicable financial covenants, available borrowing capacity of $438.9  million.  As of June  30, 2019, the outstanding aggregate principal amount of the Partnership’s 6.875% senior notes due 2026 and 6.875% senior notes due 2027 was  $725 million and $750 million, respectively.

Full-Year 2019 Outlook

USA Compression is updating its full-year 2019 guidance as follows:

•	Net income range of $19.0 million to $39.0 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $390.0 million to $410.0 million; and
•	Distributable Cash Flow range of $190.0 million to $210.0 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2019 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 800-353-6461 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 334-323-0501.  The conference ID for both is 4184396.

A replay of the call will be available through August 16, 2019.  Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 4184396.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the Non-GAAP financial measures of gross operating margin, Adjusted EBITDA, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Management views Adjusted EBITDA as one of its primary tools for evaluating the Partnership’s results of operations, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense (benefit).  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction fees, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and pay distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income is provided in this news release.

Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense (benefit),  depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less distributions on the Partnership’s Series A Preferred Units (“Preferred Units”) and maintenance capital expenditures.

Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.

Management believes Distributable Cash Flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (after distributions on the Partnership’s Preferred Units but prior to any retained cash reserves established by the Partnership’s general partner and the effect of the Distribution Reinvestment Plan (“DRIP”)) to the cash distributions the Partnership expects to pay its common unitholders.

Distributable Cash Flow Coverage Ratio is defined as Distributable Cash Flow divided by distributions declared to common unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow divided by cash distributions expected to be paid to common unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. Management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to common unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2019 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or other similar words or the negatives thereof, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2019 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual

Report on Form 10-K for the fiscal year ended December 31, 2018,  which was filed with the Securities and Exchange Commission on February 19, 2019, and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industries specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	the Partnership’s ability to realize the anticipated benefits of acquisitions;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 ir@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Revenues:
Contract operations	$162,937	$163,976	$155,261
Parts and service	4,400	2,684	7,074
Related party	6,338	4,086	4,563
Total revenues	173,675	170,746	166,898
Cost of operations, exclusive of depreciation and amortization	56,245	57,025	57,533
Gross operating margin	117,430	113,721	109,365
Other operating and administrative costs and expenses:
Selling, general and administrative	16,210	15,995	27,177
Depreciation and amortization	56,783	58,924	52,868
Loss on disposition of assets	1,546	40	731
Impairment of compression equipment	—	3,234	—
Total other operating and administrative costs and expenses	74,539	78,193	80,776
Operating income	42,891	35,528	28,589
Other income (expense):
Interest expense, net	(32,679)	(28,857)	(25,682)
Other	12	20	19
Total other expense	(32,667)	(28,837)	(25,663)
Net income before income tax expense (benefit)	10,224	6,691	2,926
Income tax expense (benefit)	275	104	(271)
Net income	9,949	6,587	3,197
Less: distributions on Preferred Units	(12,188)	(12,187)	(12,054)
Net loss attributable to common and Class B unitholders’ interests	$(2,239)	$(5,600)	$(8,857)

Net income (loss) attributable to:
Common units	$1,047	$(2,088)	$(5,131)
Class B Units	$(3,286)	$(3,512)	$(3,726)

Weighted average common units outstanding - basic	90,209	90,060	89,906

Weighted average common units outstanding - diluted	90,421	90,060	89,906

Weighted average Class B Units outstanding - basic and diluted	6,398	6,398	6,398

Basic and diluted net income (loss) per common unit	$0.01	$(0.02)	$(0.06)

Basic and diluted net loss per Class B Unit	$(0.51)	$(0.55)	$(0.58)

Distributions declared per common unit in respective periods	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP

SELECTED BALANCE SHEET DATA

(In thousands, except unit amounts — Unaudited)

June 30, 2019
Selected Balance Sheet Data
Total assets	$3,759,671
Long-term debt, net	$1,811,106
Total partners’ capital	$1,279,859

Common units outstanding	90,201,799

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands — Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Net cash provided by operating activities	$99,817	$47,769	$75,503
Net cash used in investing activities	$(41,296)	$(34,653)	$(619,146)
Net cash provided by (used in) financing activities	$(58,746)	$(12,988)	$540,594

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Net income	$9,949	$6,587	$3,197
Interest expense, net	32,679	28,857	25,682
Depreciation and amortization	56,783	58,924	52,868
Income tax expense (benefit)	275	104	(271)
EBITDA	$99,686	$94,472	$81,476
Interest income on capital lease	177	194	273
Unit-based compensation expense (1)	2,706	3,134	8,564
Transaction expenses (2)	465	86	2,863
Severance charges	128	217	1,531
Loss on disposition of assets	1,546	40	731
Impairment of compression equipment (3)	—	3,234	—
Adjusted EBITDA	$104,708	$101,377	$95,438
Interest expense, net	(32,679)	(28,857)	(25,682)
Non-cash interest expense	1,975	1,680	2,039
Income tax (expense) benefit	(275)	(104)	271
Interest income on capital lease	(177)	(194)	(273)
Transaction expenses	(465)	(86)	(2,863)
Severance charges	(128)	(217)	(1,531)
Other	486	14	85
Changes in operating assets and liabilities	26,372	(25,844)	8,019
Net cash provided by operating activities	$99,817	$47,769	$75,503

(1)

For the three months ended June 30, 2019, March 31, 2019 and June  30, 2018, unit-based compensation expense included $0.6 million,  $0.7 million and $0.4 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million, $0.3 million and $3.7 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these fees.

(3)	Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(Dollars in thousands — Unaudited)

The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Net income	$9,949	$6,587	$3,197
Non-cash interest expense	1,975	1,680	2,039
Depreciation and amortization	56,783	58,924	52,868
Non-cash income tax expense (benefit)	187	14	(390)
Unit-based compensation expense (1)	2,706	3,134	8,564
Transaction expenses (2)	465	86	2,863
Severance charges	128	217	1,531
Loss on disposition of assets	1,546	40	731
Impairment of compression equipment (3)	—	3,234	—
Distributions on Preferred Units	(12,188)	(12,187)	(12,054)
Proceeds from insurance recovery	383	44	—
Maintenance capital expenditures (4)	(7,872)	(6,921)	(7,927)
Distributable Cash Flow	$54,062	$54,852	$51,422
Maintenance capital expenditures	7,872	6,921	7,927
Transaction expenses	(465)	(86)	(2,863)
Severance charges	(128)	(217)	(1,531)
Distributions on Preferred Units	12,188	12,187	12,054
Other	(84)	(44)	475
Changes in operating assets and liabilities	26,372	(25,844)	8,019
Net cash provided by operating activities	$99,817	$47,769	$75,503

Distributable Cash Flow	$54,062	$54,852	$51,422

Distributions for Distributable Cash Flow Coverage Ratio (5)	$47,356	$47,333	$47,225

Distributions reinvested in the DRIP (6)	$236	$226	$218

Distributions for Cash Coverage Ratio (7)	$47,120	$47,107	$47,007

Distributable Cash Flow Coverage Ratio	1.14	1.16	1.09

Cash Coverage Ratio	1.15	1.16	1.09

(1)

For the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, unit-based compensation expense included $0.6 million, $0.7 million and  $0.4 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million, $0.3 million and $3.7 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain expenses related to potential and completed transactions and other items. The Partnership believes it is useful to investors to exclude these fees.

(3)	Represents non-cash charges incurred to write down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

(4)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(5)	Represents distributions to the holders of the Partnership’s common units as of the record date.

(6)	Represents distributions to holders enrolled in the DRIP as of the record date.

(7)	Represents cash distributions declared on the Partnership’s common units not participating in the DRIP for each period.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2019 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$19.0 million to $39.0 million
Plus: Interest expense, net	$132.5 million
Plus: Depreciation and amortization	$222.0 million
Plus: Income tax expense	$0.5 million
EBITDA	$374.0 million to $394.0 million
Plus: Interest income on capital lease	$0.5 million
Plus: Unit-based compensation expense	$9.8 million
Plus: Transaction expenses and severance charges	$0.9 million
Plus: Loss on disposition of assets	$1.6 million
Plus: Impairment of compression equipment	$3.2 million
Adjusted EBITDA	$390.0 million to $410.0 million
Less: Cash interest expense	$125.5 million
Less: Current income tax expense	$0.5 million
Less: Maintenance capital expenditures	$25.0 million
Less: Distributions on Preferred Units	$49.0 million
Distributable Cash Flow	$190.0 million to $210.0 million